EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 5, 2014, with respect to the statement of condition including the related portfolio of Insured Municipals Income Trust, Series 671 (included in Invesco Unit Trusts, Municipal Series
1182) as of February 5, 2014, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-190154) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP



New York, New York
February 5, 2014